Exhibit 99.3

CONFIDENTIALITY AGREEMENT
AMENDMENT

THIS CONFIDENTIALITY AGREEMENT AMENDMENT (this “Amendment”) is made and entered into effective the 4th day of December, 2018 (the “Effective Date”).

RECITALS

WHEREAS, Corvus Gold Nevada Inc., a Nevada corporation (“Corvus”) and AngloGold Ashanti (USA) Exploration, a Delaware corporation (“Viewer”) entered into that certain Confidentiality Agreement with an effective date of December 4, 2017 (“CA”); and

WHEREAS, Corvus and Viewer desire to amend the terms of the CA pursuant to the terms of this Amendment; and

WHEREAS, any terms not defined herein shall have the meanings set forth in the CA.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

AMENDMENT

1.      The  Term  of the  CA is  hereby extended  effective  as of the  Effective Date and shall, unless terminated earlier by Corvus pursuant to the terms of the CA, remain in full force and effect for a period of one (1) year from the Effective Date. Upon termination of the CA, either by the passage of time or an early termination by Corvus, all obligations of the parties shall terminate, except as otherwise specified in Article 20 of the CA.

2.      Except as otherwise provided in this Amendment, all terms and provisions of the CA shall remain in full force and effect and the Viewer and Corvus hereby ratify and approve such terms.

3.      The following amendments to the CA are binding on the parties as of the Effective Date:

a.	The first sentence of paragraph 4.1 shall be amended to read - “Except as part of a Permitted Purpose, for a period of one (1 year) from the date of this Agreement, none of: ... ”;

b.
Delete paragraph 4.l(b) with regard to the “Area of Interest” and any restrictions or limitations associated with an area of interest as that term is defined under the CA. The other provisions of Article 4 remain in full force and effect; and

c.	Change the percentage ownership or right to exercise control or direction over Corvus securities specified in paragraph 5.l(a) from 10% to 20%.

4.       This Amendment shall be binding upon the parties, and each of them, and their permitted successors and assigns.

5.       This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one single document, and this Amendment may be transmitted by facsimile, which shall have the full force and effect as if it were an original.

6.       Nothing in this Amendment, whether express or implied, shall confer any rights or remedies under or by reason of this Amendment on any person, group or entity other than as expressly provided herein.

IN WITNESS WHEREOF, notwithstanding the date of execution, the parties hereto have caused this Amendment to be effective as of the Effective Date.

CORVUS GOLD NEVADA, INC.:

By:	/s/ Jeff Pontius

Name:	JEFF PONTIUS

Title:	CEO & PRESIDENT

ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.:

By:	/s/ Timothy G. Thompson

Name:	TIMOTHY G. THOMPSON

Title:	PRESIDENT